CONTACT, AT (617) 402-3410:
         GLENN L. COOPER, M.D.                     WILLIAM B. BONI
         PRESIDENT AND CEO                         VP, CORP. COMMUNICATIONS

                         INTERNEURON PHASE 3 CITICOLINE

             STROKE TRIAL SHOWS SIGNIFICANTLY IMPROVED NEUROLOGICAL

              FUNCTION IN PATIENTS WITH MODERATE TO SEVERE STROKES

                 COMPANY PLANS TO SUBMIT NDA BEFORE END OF YEAR

LEXINGTON, MA, July 15, 1997 - Interneuron Pharmaceuticals, Inc. (NASDAQ: IPIC) today announced that a preliminary analysis of the company's second Phase 3 trial for oral citicoline 500 milligrams in the treatment of ischemic stroke showed significantly improved neurological function among patients with moderate to severe strokes. In addition, the drug was well tolerated.

STUDY DESIGN
------------

Patients over 18 years old with no upper age limit who met entry criteria were entered within 24 hours of their stroke in a 2 to 1 randomization to receive citicoline 500 milligrams or placebo orally once daily for six weeks. Two hundred sixty-seven patients received citicoline and 127 patients received placebo. The primary outcome analysis of this double-blind, placebo-controlled trial of 394 patients was improvement in the Barthel Index, a 100 point rating scale of functional capabilities in neurological patients, at a time point three months after an ischemic stroke. Other secondary outcome measures were assessed. To account for baseline differences in stroke severity, the primary analysis requires that 3-month Barthel scores be adjusted for stroke severity using the NIH Stroke Scale.

The NIH stroke scale rates patients from 0 to 42 points for maximum severity. Patients enrolled in the study were required to have an NIH Stroke Scale score of 5 or greater. Patients were considered to have achieved complete or near-complete functional recovery if they achieved a Barthel score of 95 or 100 at three months. Analysis of data was performed on an intent to treat basis with assessments made using two methods: patients who completed the study and had a three-month observation point (observed cases, or OC analysis) and patients whose last recorded scores were carried forward to the 3 month point, regardless of their study completion (last observation carried forward, or LOCF analysis).

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STUDY RESULTS
-------------

In a responders analysis, 41 percent of citicoline-treated patients with an NIH stroke scale on entry of greater than or equal to 8 (moderate to severe strokes) achieved a Barthel Index of greater than or equal to 95 compared to 25 percent of placebo-treated patients (OC analysis, p = 0.02). Thus, patients with moderate to severe stroke treated with citicoline had a 64 percent greater chance of complete or near-complete recovery relative to patients with moderate to severe stroke treated with placebo. In the LOCF analysis, 33 percent of moderate to severe citicoline patients and 21 percent of moderate to severe placebo patients achieved a Barthel Index of greater than or equal to 95, a 57 percent increased chance of improvement in recovery (p = 0.05).

Overall, patients who had mild strokes on entry into the study (NIH Stroke Scale 5 through 7) had an excellent clinical outcome regardless of placebo or citicoline treatment. For example, approximately 80 percent of patients with mild strokes who received placebo and a similar percentage of citicoline-treated patients with mild strokes achieved a Barthel score of greater than or equal to 95 at three months.

There was an unexpected highly significant baseline imbalance in the percentage of placebo versus citicoline-treated patients who had mild strokes on study entry (34 percent for placebo vs. 22 percent for citicoline (p = 0.006), due to chance. The study was influenced by the significant preponderance of mild cases in the placebo group. As a result of this imbalance and other statistical factors, the primary analysis of the study, the distribution of Barthel Index scores in citicoline vs. placebo-treated patients as a function of baseline NIH Stroke Scale scores, did not achieve statistical significance. However, this primary analysis was statistically invalid because the patient imbalance and other statistical factors failed to satisfy the requirements for the correct operation of the statistical model. Therefore, a protocol-defined responders analysis, percentage of patients who achieve a Barthel Index greater than or equal to 95, among patients with moderate to severe strokes, was employed (see results above).

In another protocol-defined measure of functional clinical outcome, the 6-point Rankin scale of physician-rated global assessment was utilized. A Rankin score of 0 or 1 at study completion indicated complete or near-complete lack of disability. Among patients with moderate to severe strokes, 24 percent of citicoline-treated patients vs. 11 percent of placebo treated patients achieved a Rankin score of 0 or 1, a 127 percent improvement in outcome (OC analysis, p = 0.02). In the LOCF analysis, 19 percent of moderate to severe citicoline patients and 11 percent of moderate to severe placebo patients had a Rankin scale of 0 or 1, a 73 percent improvement in outcome (p = 0.08).

Other secondary outcome measurements involving the Barthel Index, Rankin and NIH stroke scales, duration of hospitalization, and neurocognitive ratings have not yet been analyzed.
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Preliminary  safety review  indicated that citicoline was well tolerated.  There did not appear to be any medically serious adverse events that differed in frequency from placebo-treated patients. Minor gastrointestinal complaints, though relatively infrequent, appear to have occurred more frequently in citicoline versus placebo treated patients. A previous study indicated an increased incidence in dizziness and accidental injuries in citicoline-treated patients. However, in the present trial there did not appear to be any differences in dizziness or accidental injuries between drug and placebo-treated patients. The mortality rates for drug-treated and placebo-treated patients were identical (18 percent in each group).

"We are pleased that this Phase 3 trial of citicoline 500 milligrams has confirmed the clinical importance of this novel oral medicine in the therapy of patients with moderate to severe strokes," said Glenn L. Cooper, M.D. president and CEO of Interneuron. "Stroke is a devastating illness with few treatment options, causing disability in hundreds of Americans every day. An oral medication that can be given within 24 hours after a stroke without fear of serious side-effects could give physicians and patients a welcome new therapeutic option.

"We believe that we have a strong, persuasive data package upon which to base a New Drug Application (NDA) with the FDA and intend to file that application before the end of the year," said Dr. Cooper. "We believe there is a compelling consistency of positive clinical outcomes using multiple assessment scales in multiple clinical trials.

"The NDA will include data from our two pivotal U.S. trials, supporting data from a Japanese clinical trial conducted by Takeda Chemical Industries, Ltd. and supportive clinical and post-marketing data from more than 20 countries where citicoline has already been approved for the treatment of stroke," added Dr. Cooper. "In addition, we continue to expand our clinical database with an on-going U.S. multi-center pivotal trial exploring reduction in brain infarct size and functional improvement in citicoline vs. placebo-treated stroke patients using sophisticated brain imaging techniques. We also plan to initiate further studies beginning this fall to explore areas such as post-stroke learning and memory, combination with thrombolytic therapies and other clinical paradigms such as treatment or prevention of peri-operative strokes and treatment of head trauma."

Interneuron previously licensed U.S. and Canadian commercialization rights to citicoline from Grupo Ferrer, a leading Spanish pharmaceutical company which has marketed citicoline for several years. Ferrer, Takeda and others currently market citicoline in more than 20 countries. Interneuron retains marketing rights to citicoline in the U.S. and

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Canada. The use of citicoline to treat a variety of neurological  conditions was discovered by Dr. Richard J. Wurtman, scientific founder of Interneuron and Cecil H. Green Distinguished Professor at the Massachusetts Institute of Technology (MIT). The patent is held by MIT. Other use patents are pending.

Interneuron Pharmaceuticals is a diversified biopharmaceutical company engaged in the development and commercialization of a portfolio of products and product candidates primarily for neurological and behavioral disorders. Interneuron is also developing products and technologies, generally outside the central nervous system field, through four subsidiaries: Intercardia, Inc. focused on cardiovascular disease; Progenitor, Inc. focused on developmental genomics; Transcell Technologies, Inc. focused on carbohydrate-based drug discovery; and InterNutria, Inc. focused on dietary supplement products.


Except for the descriptions of historical facts contained herein, this release contains forward-looking statements that involve risks and uncertainties, as detailed from time to time in Interneuron's SEC filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under "Risk Factors" and elsewhere. Actual results could differ materially from those currently anticipated due to a number of factors including risks relating to the product commercialization of Redux, such as regulatory, marketing, safety, patent, product liability, supply and other risks; uncertainties relating to clinical trials; risks relating to product launches and managing growth; government regulation, dependence on third parties for clinical development, manufacturing and marketing, competition and other risks.

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                                      - 5 -

                             BACKGROUND INFORMATION

REVIEW OF FIRST PIVOTAL STUDY
-----------------------------

Interneuron's initial pivotal study of citicoline in stroke was previously reported in 1996. Findings from that Phase 3 trial were presented on March 28, 1996 at the 48th Annual Meeting of the American Academy of Neurology and have been accepted for publication by the journal Neurology.

In that trial, 259 patients with ischemic stroke were enrolled within 24 hours following the onset of symptoms. The average time from onset of symptoms to initiation of treatment was approximately 14 hours. Patients were randomly assigned to receive placebo or one of three oral doses of citicoline (500 milligrams, 1000 milligrams or 2000 milligrams daily) for six weeks and were monitored for an additional six weeks.

The primary efficacy outcome in the study was improvement in neurological function, as assessed by the Barthel Index. Among all patients who received 500 milligrams daily of citicoline, 53% achieved a score of greater than or equal to 95 on the Barthel Index at 12 weeks, indicative of complete or near-complete recovery from stroke, compared with 33% of placebo- treated patients, a 61 percent improvement in outcome (p less than or equal to 0.04). This significantly greater improvement can also be expressed as the probability that for every 100 stroke patients treated with 500 milligrams of citicoline within 24 hours of symptom onset, approximately 20 more would achieve complete or near-complete recovery than if treated with placebo.

As previously reported, patients in both the 500 milligram and 2000 milligram groups exhibited significantly greater (p less than or equal to 0.05) improvement on the Barthel Index at week 12 than placebo-treated patients. In addition, more patients in the 500 milligram and 2000 milligram groups exhibited normal or near normal scores in mental function (p less than or equal to 0.04), as measured by the Mini-Mental State Exam, which grades the cognitive state of patients.

Also, patients who received 500 milligrams of citicoline daily were more than twice as likely to manifest minimal or no disability at 12 weeks following stroke as patients who received placebo, as measured by the NIH Stroke Scale. The NIH Stroke Scale analysis showed that 34% of all citicoline-treated patients versus 16% of placebo-treated patients achieved complete or near-complete normalization of function, as indicated by scores 0 to 1, at 12 weeks following stroke, a 125 percent improvement in outcome (p less than or equal to 0.04).

In addition, global neurologic status, assessed by the Rankin Scale mean scores, was significantly improved (p less than or equal to 0.04) with citicoline treatment compared to placebo.

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Efficacy  outcome  measures  for the 1000  milligram  daily  group did not reach statistical significance in this trial. Patients in the 1000 milligram group had higher body weight on baseline entry into the study compared to the other treatment groups and a significantly higher proportion of chronic pre-existing cardiac and pulmonary disorders. These confounding variables may explain the performance of the 1000 milligram group in the trial.

It was also reported that a small subgroup of patients were studied at the Beth Israel Hospital in Boston with a specialized imaging technique to measure the size of the infarct, or damage caused by the stroke. Analysis of this group of patients suggests that citicoline treatment limited the size of infarct following interrupted blood flow. A larger trial to confirm this finding is in progress.

There was no significant difference in the incidence of death among the four treatment groups in the trial. All doses of citicoline were well tolerated, as indicated by analyses of adverse events and laboratory findings. The only statistically significant differences among citicoline-treated patients versus placebo-treated patients were an increase in dizziness and accidental injuries, e.g., falling down. However, the 500 milligram dose citicoline group did not significantly differ from the placebo group in these parameters.

Given the degree of effectiveness of the 500 milligram daily dose and the absence of significant differences in adverse events between this dosage level and placebo, 500 milligrams daily appears to be the optimal dose derived from this study and was the dose chosen for the new study reported today.

NEUROCOGNITIVE FINDINGS
-----------------------

Neuropsychological test findings among patients recovering from ischemic stroke who participated in the first Phase 3 clinical trial also demonstrated a significant improvement in the cognitive function of those patients who received citicoline

The findings, previously presented at the 22nd International Joint Conference on Stroke and Cerebral Circulation of the American Heart Association on February 8, 1997, demonstrated that patients who were given 500 milligrams of citicoline within 24 hours following the onset of stroke symptoms and continuously for six weeks thereafter scored statistically significantly higher on a battery of tests measuring learning ability and memorization skills than did patients who received placebo.

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The  neurocognitive  tests  administered  in this trial  included  the  Folstein
Mini-Mental State Examination, the Hopkins Verbal Learning Test, Span Tests and Trailmaking Tests. In all of these tests, patients receiving 500 milligrams of citicoline daily achieved statistically significantly higher scores than did placebo patients at time points ranging from three to twelve weeks following stroke (p less than or equal to 0.05).

TAKEDA LONG-TERM MORTALITY DATA
-------------------------------

On April 7, 1997, Interneuron Pharmaceuticals, Inc. announced a data transfer pact with Takeda Chemical Industries, Ltd. that provided Interneuron with primary data from a previously unpublished long-term clinical trial demonstrating improved functional recovery and reduced mortality among stroke patients who received citicoline as compared to those who received placebo in a double-blind fashion.

The Company believes the Takeda clinical trial data will be an important supportive study to complement Interneuron's two U.S. pivotal trials of citicoline in ischemic stroke. In the Takeda study, citicoline was given at a dose of 1000 milligrams per day intravenously for two weeks.

Takeda, which markets citicoline in Japan and other countries, conducted the study among 267 ischemic stroke patients to evaluate functional improvement up to four months and mortality rates within one year after a stroke. The study demonstrated significant functional improvement at 4 months after stroke as measured by a physician-based global assessment ratings similar to the Rankin scale used in the US studies (p less than or equal to 0.05) and a reduction in mortality within one year of approximately 50 percent in the citicoline group (p = 0.01).

"The Takeda study is a valuable addition to our internal database," said Dr. Cooper, "While there are differences in the dosage, route of administration and duration of therapy of citicoline in the Japanese study versus the U.S. studies, we believe the clear efficacy and mortality benefit in the Takeda trial supports the utility of citicoline in stroke."

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MECHANISM OF ACTION
-------------------

Citicoline is believed to have multiple mechanisms of action which may limit stroke- induced brain damage:

       - limiting the extent of the infarct, or tissue damage caused by interrupted blood flow, by preventing the accumulation of toxic free fatty acids;
       - promoting recovery of brain function by providing two components, cytidine and choline, required in the formation of nerve cell membranes;
       - promoting the synthesis of acetylcholine, a neurotransmitter associated with cognitive function.


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